Exhibit 99.1

IKON ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2006 RESULTS

Full Year and Fourth Quarter EPS Exceed Company Guidance

Malvern, Pa. – October 26, 2006 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the fiscal year and fourth quarter ended September 30, 2006. Net income from continuing operations for fiscal year 2006 was $106 million, or $0.80 per diluted share, including a $0.01 net benefit from the gain on the sale of Kafevend, partially offset by a loss from the early extinguishment of debt. Excluding this net benefit, diluted earnings per share were $0.79, representing a 33% increase over the adjusted $0.59 last year and exceeding the Company’s previously communicated guidance of $0.75 to $0.77. As reported, earnings per diluted share from continuing operations increased 56%.

Total revenue for fiscal year 2006 was $4.2 billion, a decline of 3% compared to $4.4 billion in fiscal year 2005. This decline was consistent with the Company’s revenue guidance of a 3% to 4% decline, and was driven by the decision to sell or exit unprofitable and non-strategic businesses. Targeted revenue, which represents 98% of total revenue, was flat year over year, and consistent with the Company’s guidance of flat to up 1%.

Selling and Administrative expenses declined $145 million year over year and represented 29.6% of revenue in fiscal year 2006, achieving the Company’s expense-to-revenue goal of less than 30%. This expense reduction contributed to an increased operating income margin of 4.8% for fiscal year 2006. Excluding the gain on the sale of Kafevend, the Company’s operating income margin was 4.7%.

“We made significant progress in fiscal year 2006 delivering on the goals we set last year at our November 2005 investor conference. Our adjusted earnings per diluted share were $0.79, exceeding both our initial projection of $0.70 to $0.75 and our recently increased guidance of $0.75 to $0.77. I am pleased with our performance and with the contributions made by all IKON employees to deliver these solid results,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer.

Fourth Quarter 2006 Financial Details
For the fourth quarter of fiscal year 2006, net income from continuing operations was $26 million, or $0.20 per diluted share, representing a 31% increase over the adjusted $0.15 in the fourth quarter of fiscal year 2005 and exceeding the Company’s guidance of $0.17 to $0.19. As reported, earnings per diluted share from continuing operations increased 48%. Total revenue for the fourth quarter of fiscal year 2006 was $1.06 billion, down 4% year over year. Targeted revenue declined 2% compared to the same quarter last year.

Equipment Revenue of $459 million, which includes the sale of copier/printer multifunction products, declined 3% against a strong fourth quarter of fiscal year 2005. The year-over-year decline was driven primarily by lower revenue in the black and white office market due to continued pricing pressures in line with industry trends and a mix shift in the quarter toward lower-priced segments. Color revenue declined year over year driven by product transitions and customer buying delays in anticipation of new products, including the IKON CPP TM 650, which was launched this month. Gross margin on equipment was 25.5%, down from 25.9% in the same quarter a year ago, due to ongoing pricing pressures, as expected.

Customer Service and Supplies revenue of $351 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, decreased 3% year over year. The Company continued to experience a decrease in revenue per copy, contributing to the overall Customer Service revenue decline. The Company believes this year-over-year trend is likely to continue into fiscal year 2007, although improvement is expected as the year progresses. Gross margin on Customer Service and Supplies decreased to 44.4% from 46.7% a year ago as a result of lower revenue in Customer Service.

Managed and Professional Services revenue of $192 million, which includes both on-site and off-site Managed Services, as well as Professional Services, increased 9% compared to the fourth quarter of fiscal year 2005. This strong performance resulted from 10% revenue growth in on-site Managed Services and 29% revenue growth in Professional Services, partially offset by a 1% decline in off-site Managed Services. Gross margin on Managed and Professional Services increased 360 basis points to 27.5% from 23.9% a year ago as a result of improved on-site Managed Services contract profitability in both North America and Europe and better cost management in off-site Managed Services.

Rental and Fees revenue of $34 million decreased 27%, and gross margin decreased to 67.5% from 68.9% a year ago, driven primarily by the sale of the U.S. retained lease portfolio in the third quarter of fiscal year 2006. Other revenue of $22 million decreased 47% compared to the fourth quarter of fiscal year 2005, due primarily to the Company’s decision to sell or exit unprofitable and non-strategic businesses.

Targeted revenue includes all revenues except those categorized as “Other.” Other revenue includes finance income and revenue generated by the remaining technology services and hardware businesses. Prior to fiscal year 2006, Other revenue also included revenue from the Company’s operating subsidiaries in France and Mexico, which were sold during fiscal year 2005, and revenue from Kafevend, which was sold in the first quarter of fiscal year 2006.

Selling and Administrative expenses were $312 million in the fourth quarter of fiscal year 2006, down 13% year over year. S&A expenses represented 29.5% of revenue and were below 30% for the third consecutive quarter. Operating income margin in the fourth quarter increased to 4.1% and the effective tax rate was 26%.

Balance Sheet and Liquidity
Cash was $414 million as of September 30, 2006, and cash from operations totaled $98 million for fiscal year 2006, even after payment of $130 million for income taxes related to the U.S. retained lease portfolio and contributions of $100 million to IKON’s defined benefit pension plans. The Company’s solid cash flow for the year was driven by improvements in net income and working capital, including a $92 million reduction in accounts receivable and a $29 million reduction in inventory, partially offset by a $24 million decrease in accounts payable. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $57 million for the year, compared to $48 million for fiscal year 2005. The Company’s total debt-to-capital ratio decreased to 33% as of September 30, 2006, from 44% as of September 30, 2005, as a result of debt reductions totaling $442 million, including $134 million of corporate debt.

For the fourth quarter, fully diluted weighted average shares were 131 million. At the end of the quarter, actual shares outstanding were 128 million, a reduction of 5% year over year driven by the Company’s share repurchase program. The Company purchased 3 million shares of common stock for $40 million during the fourth quarter. For fiscal year 2006, the Company purchased a total of 11 million shares for $131 million, achieving the Company’s previously communicated guidance of more than $120 million. For fiscal year 2006, the Company maintained its dividend strategy and paid $21 million in dividends or $0.16 per share. IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on December 10, 2006 to holders of record at the close of business on November 20, 2006.

Outlook
“Our ability to accomplish the goals we set out at the beginning of fiscal year 2006 positions us well for another solid year as we enter fiscal 2007,” Espe said. “Our strategy is to further accelerate our color equipment placement growth and increase our color page volume mix to help us offset the expected decline in black and white revenue per copy. We expect this acceleration to be driven by the unprecedented new color product launches from Canon, Ricoh and Konica Minolta, which will expand our color product portfolio and differentiate our offerings in the marketplace. We also anticipate continued growth in Managed and Professional Services.

“For fiscal year 2007, we expect earnings per diluted share from continuing operations to range between $0.90 and $0.95. This range represents an EPS increase of up to 20% year over year. We also anticipate total revenue to be flat to down 1% and targeted revenue to be flat to up 1%. Cash from operations is expected to range between $170 million and $190 million and net capital expenditures between $70 million and $90 million. As a result, we expect free cash flow of $80 million to $120 million, or up to three times what we generated in fiscal year 2006. Our effective tax rate for fiscal 2007 is expected to be between 36% and 37%. For the first quarter of fiscal year 2007, we expect earnings per diluted share to range between $0.20 and $0.22. As in prior years, we anticipate operating activities to use cash in the first quarter.”

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the fourth quarter and fiscal year 2006 results and the Company’s outlook for fiscal year 2007 will be discussed on a conference call hosted by IKON at
10:00 a.m. ET on Thursday, October 26, 2006. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor Relations homepage or by calling (201) 689-8261. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. ET on October 26, 2006 and ending at midnight ET on October 31,
2006, a complete replay of the conference call can also be accessed via telephone by calling (877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 216254.

NON-GAAP INFORMATION: IKON will refer to certain non-GAAP measures during the conference call, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP can be found within the slide presentation.
MARK YOUR CALENDAR: IKON’s first quarter fiscal year 2007 results will be discussed on Thursday, January 25, 2007, on a conference call hosted at 10:00
a.m. ET. More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected first quarter and full fiscal year 2007 results from continuing operations, color product strategies, and our ability to execute on our strategic priorities, including growth objectives, improved operating efficiency and balanced capital strategy. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements. This news release also refers to certain non-GAAP financial measures, which IKON believes provide a reasonable basis on which to present adjusted financial information that provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP.

IKON Office Solutions®, IKON: Document Efficiency at Work®, IKON CPPTM are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Fourth Quarter Fiscal
		2006		2005
Revenues
Equipment		$459,176		$475,153
Customer service and supplies		351,368		363,516
Managed and professional services		191,870		175,468
Rental and fees		33,546		45,776
Other		22,020		41,369
		1,057,980		1,101,282

Cost of Revenues
Equipment		342,149		352,220
Customer service and supplies		195,212		193,872
Managed and professional services		139,040		133,493
Rental and fees		10,919		14,258
Other		14,442		20,887
		701,762		714,730

Gross Profit
Equipment		117,027		122,933
Customer service and supplies		156,156		169,644
Managed and professional services		52,830		41,975
Rental and fees		22,627		31,518
Other		7,578		20,482
		356,218		386,552

Selling and administrative		311,999		359,776
(Loss) gain on divestiture of businesses and assets		(463)		9,651
Asset impairment and restructuring (benefit) charge		(58)		(788)

Operating income		43,814		37,215

Loss from the early extinguishment of debt		19		4,300
Interest income		3,980		2,244
Interest expense		11,978		12,687

Income from continuing operations before taxes on income		35,797		22,472
Taxes on income		9,419		3,271

Income from continuing operations		26,378		19,201
Discontinued Operations:
Operating loss		(63)		(1,299)
Tax benefit		25		513

Net loss from discontinued operations		(38)		(786)
Net income		$26,340		$18,415

Basic Earnings (Loss) Per Common Share
Continuing operations	$	0.20	$	0.14
Discontinued operations		0.00		(0.01)

Net income		$0.20	$	0.13

Diluted Earnings (Loss) Per Common Share
Continuing operations	$	0.20	$	0.14
Discontinued operations		0.00		(0.01)

Net income		$0.20	$	0.13	(a	)

Weighted Average Common Shares Outstanding, Basic		129,027		137,865

Weighted Average Common Shares Outstanding, Diluted		130,574		151,806

Operational Analysis:
Gross profit %, equipment		25.5%		25.9%
Gross profit %, customer service and supplies		44.4%		46.7%
Gross profit %, managed and professional services		27.5%		23.9%
Gross profit %, rental and fees		67.5%		68.9%
Gross profit %, other		34.4%		49.5%
Total gross profit %		33.7%		35.1%
Selling and administrative as a % of revenue		29.5%		32.7%
Operating income as a % of revenue		4.1%		3.4%
(a)	The calculation of diluted earnings per common share for the three months ended September 30, 2005 assumes the conversion of convertible notes resulting in 12,921 shares. For purposes of calculating diluted earnings per common share, net income for the three months ended September 30, 2005 includes the add-back of $1,481, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)

		Fiscal Year Ended September 30
		2006				2005
Revenues
Equipment		$1,790,188			$	1,767,012
Customer service and supplies		1,445,561				1,482,020
Managed and professional services		740,998				710,002
Rental and fees		151,228				175,257
Other		100,274				243,014
		4,228,249				4,377,305

Cost of Revenues
Equipment		1,339,862				1,300,156
Customer service and supplies		797,541				811,540
Managed and professional services		547,284				527,659
Rental and fees		45,288				51,664
Other		56,496				134,608
		2,786,471				2,825,627

Gross Profit
Equipment		450,326				466,856
Customer service and supplies		648,020				670,480
Managed and professional services		193,714				182,343
Rental and fees		105,940				123,593
Other		43,778				108,406
		1,441,778				1,551,678

Selling and administrative		1,251,848				1,396,669
Gain on divestiture of businesses and assets		11,497				11,531
Asset impairment and restructuring (benefit) charge		(322)				10,543

Operating income		201,749				155,997

Loss from the early extinguishment of debt		5,535				6,034
Interest income		13,040				7,388
Interest expense		51,336				52,401

Income from continuing operations before taxes on income		157,918				104,950
Taxes on income		51,669				31,755

Income from continuing operations		106,249				73,195
Discontinued Operations:
Operating loss		(78)				(20,709)
Tax benefit		31				8,180

Net loss from discontinued operations		(47)				(12,529)
Net income		$106,202				$60,666

Basic Earnings (Loss) Per Common Share
Continuing operations	$	0.81			$	0.52
Discontinued operations		0.00				(0.09)

Net income		$0.81			$	0.43

Diluted Earnings (Loss) Per Common Share
Continuing operations	$	0.80			$	0.51
Discontinued operations		0.00				(0.08)

Net income		$0.80	(a	)	$	0.43	(a	)

Weighted Average Common Shares Outstanding, Basic		131,336				139,890

Weighted Average Common Shares Outstanding, Diluted		132,941				157,691

Operational Analysis:
Gross profit %, equipment		25.2%				26.4%
Gross profit %, customer service and supplies		44.8%				45.2%
Gross profit %, managed and professional services		26.1%				25.7%
Gross profit %, rental and fees		70.1%				70.5%
Gross profit %, other		43.7%				44.6%
Total gross profit %		34.1%				35.4%
Selling and administrative as a % of revenue		29.6%				31.9%
Operating income as a % of revenue		4.8%				3.6%

(a)	The calculation of diluted earnings per common share for the year ended September 30, 2006 assumes the conversion of convertible notes resulting in 194 shares. The calculation of diluted earnings per common share for the year ended September 30, 2005 assumes the conversion of convertible notes resulting in 16,613 shares. For purposes of calculating diluted earnings per common share, net income for the years ended September 30, 2006 and 2005 includes the add-back of $88 and $7,553, respectively, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
	September 30,
	2006	2005
Assets
Cash and cash equivalents	$414,239		$373,705
Restricted cash	—		18,272
Accounts receivable, net	586,246		678,313
Lease receivables, net	83,051		317,928
Inventories	214,792		241,470
Prepaid expenses and other current assets	34,742		42,660
Deferred taxes	46,504		55,566
Total current assets	1,379,574		1,727,914

Long-term lease receivables, net	222,333		503,281
Equipment on operating leases, net	83,248		101,614
Property and equipment, net	144,453		144,309
Deferred taxes	30,215		—
Goodwill	1,297,333		1,280,578
Other assets	74,543		74,123
Total Assets	$3,231,699		$3,831,819

Liabilities
		$
Current portion of corporate debt	$1,487		1,137
Current portion of non-corporate debt	152,971		299,359
Trade accounts payable	220,585		240,306
Accrued salaries, wages and commissions	109,090		94,614
Deferred revenues	118,146		111,890
Income taxes payable	15,831		26,218
Other accrued expenses	139,590		163,816
Total current liabilities	757,700		937,340

Long-term corporate debt	593,578		728,156
Long-term non-corporate debt	64,005		225,307
Deferred taxes	—		20,853
Other long-term liabilities	130,283		349,819
Shareholders’ Equity	1,686,133		1,570,344

Total Liabilities and Shareholders’ Equity	$3,231,699		$3,831,819

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Year Ended September 30
(in thousands and unaudited)	2006	2005
Cash Flows from Operating Activities
Net income	$106,202	$60,666
Net loss from discontinued operations	(47)	(12,529)

Income from continuing operations	106,249	73,195
Additions (deductions) to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	70,070	73,110
Amortization	3,300	5,256
Gain from divestiture of businesses and assets	(11,497)	(11,531)
Loss on disposal of property and equipment	4,057	3,729
Provision for losses on accounts receivable	2,165	14,237
Restructuring and asset impairment (benefit) charges	(322)	10,543
Deferred income taxes	(96,153)	(102,972)
Provision for lease default reserves	437	2,929
Stock-based compensation expense	9,197	10,060
Pension expense	27,603	43,079
Loss from the early extinguishment of debt	5,535	6,034
Changes in operating assets and liabilities, net of divestiture of businesses:
Decrease in accounts receivable	91,536	37,288
Decrease (increase) in inventories	29,204	(14,116)
Decrease in prepaid expenses and other current assets	2,704	8,003
Decrease in accounts payable	(23,594)	(68,557)
Increase in deferred revenue	3,220	2,058
Decrease in accrued expenses	(11,346)	(1,694)
Pension contributions	(100,210)	(44,108)
Decrease in taxes payable	(10,739)	(28,098)
Decrease in accrued restructuring	(1,534)	(8,306)
Other	(932)	218

Net cash provided by continuing operations	98,950	10,357
Net cash used in discontinued operations	(1,159)	(13,076)
Net cash provided by (used in) operating activities	97,791	(2,719)

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses and assets	242,043	23,107
Expenditures for property and equipment	(37,470)	(28,000)
Expenditures for equipment on operating leases	(40,705)	(44,149)
Proceeds from the sale of equipment on operating leases	21,647	23,677
Proceeds from the sale of lease receivables	201,687	249,083
Lease receivables — additions	(348,119)	(385,630)
Lease receivables — collections	292,421	531,267
Proceeds from life insurance (cash surrender value)	—	55,343
Other	(3,946)	(1,032)
Net cash provided by continuing operations	327,558	423,666
Net cash provided by discontinued operations	—	1,558
Net cash provided by investing activities	327,558	425,224

Cash Flows from Financing Activities
Short-term corporate debt repayments, net	(30)	(774)
Repayment of other borrowings	(7,786)	(3,429)
Proceeds from issuance of long-term corporate debt	—	227,049
Debt issuance costs	(2,510)	(4,140)
Long-term corporate debt repayments	(138,748)	(300,723)
Non-corporate debt — issuances	23,964	18,756
Non-corporate debt — repayments	(142,452)	(366,481)
Dividends paid	(21,009)	(22,393)
Decrease in restricted cash	2,127	8,760
Proceeds from stock option exercises	22,182	4,787
Tax benefit relating to stock plans	5,696	1,843
Purchase of treasury shares	(131,190)	(86,943)
Other	(49)	—
Net cash used in financing activities	(389,805)	(523,688)

Effect of exchange rate changes on cash and cash equivalents	4,990	1,937

Net increase (decrease) in cash and cash equivalents	40,534	(99,246)
Cash and cash equivalents at beginning of the year	373,705	472,951
Cash and cash equivalents at end of the year	$414,239	$373,705

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Earnings per Diluted Share
Three months ended September 30, 2005 and 2006, respectively
	Q4 FY05						Q4 FY06
	Actual	Adj.			Non-GAAP		Actual
(in millions, except per share data)					Adjusted

Revenue	$1,101				$1,101		$1,058
Gross profit margin	35.1%				35.1%		33.7%
Selling & Administrative expense ratio	32.7%				31.2%		29.5%
Operating income	$37	5	(a	)	$43		$44
Operating income margin	3.4%				3.9%		4.1%
						-
Loss from the early extinguishment of debt	4	(4)			-		-
Interest expense, net	10				10		8
Taxes on income	3	7			10		9
Net income, continuing operations	$19				$22		$26
Diluted EPS, continuing operations	$0.14				$0.15		$0.20
			-			-
Y/Y Growth rate vs. Adjusted 4Q FY05							31%
Y/Y Growth rate vs. Actual 4Q FY05							48%

(a)	Charge of $16 million, including $7 million for early termination of consulting contract, $4 million for U.K. pension plan, $4 million for lease terminations and $1 million reserve for Hurricanes Katrina and Rita; partially offset by non-taxable $10 million gain from the sale of our operating subsidiary in France and $1 million adjustment for restructuring and asset impairment

May not add due to rounding

IKON Office Solutions, Inc.
Reconciliation of Reported to Adjusted Earnings per Diluted Share and Adjusted Operating Income Margin
Fiscal years ended September 30, 2005 and 2006, respectively
	FY05						FY06
	Actual	Adj.			Non-GAAP		Actual	Adj.			Non-GAAP
(in millions, except per share data)					Adjusted						Adjusted

Revenue	$4,377				$4,377		$4,228				$4,228
Gross profit margin	35.4%				35.4%		34.1%				34.1%
Selling & Administrative expense ratio	31.9%				31.5%		29.6%				29.6%
Operating income	$156	18	(a	)	$174		$202	(5)	(b	)	$197
Operating income margin	3.6%				4.0%		4.8%				4.7%
						-
Loss from the early extinguishment of debt	6	(6)			-		6	(6)			-
Interest expense, net	45				45		38				38
Taxes on income	32	11			43		52	2			54
Net income, continuing operations	$73				$86		$106				$105
Diluted EPS, continuing operations	$0.51				$0.59		$0.80				$0.79
			-			-			-
Y/Y Growth rate							56%				33%
(a)	Charge of approximately $29 million, including $7 million for early termination of consulting contract, $4 million for U.K. pension plan, $6 million for early termination of real estate leases and $1 million reserve for Hurricanes Katrina and Rita, $11 million for net restructuring and asset impairment charges and other; partially offset by approximately $12 million of gain from divestiture of businesses

(b) Gain on sale of Kafevend
May not add due to rounding